Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated September 18, 2014 (this “Agreement”) by and between SpendSmart Networks, Inc., a California corporation (the “Purchaser”), SpendSmart Networks, Inc., a Delaware Corporation (the “Parent”), TechXpress, Inc., a California corporation (the “Seller”) and Bryan A. Sarlitt (“Sarlitt” and together with the Purchaser, the Parent and the Seller referred to as the “Parties”).

RECITALS

Whereas, the Seller is engaged in the Seller is in the business of designing, developing, and hosting eCommerce websites (the “Business”);

Whereas, Sarlitt is the sole shareholder of Seller;

Whereas, the Seller desires to sell to the Purchaser certain Web Assets (as defined in Section 1.2 of this Agreement) used by the Business, and the Purchaser desires to acquire the Web Assets upon the terms, in the manner and subject to the conditions hereinafter set forth;

Whereas, contemporaneously with the Purchaser’s acquisition of the Web Assets, a third party is purchasing certain other assets of the Business, namely Seller’s IT Assets (as defined in Section 1.3); and

Whereas, Seller intends to close the Web Asset sale to Purchaser and the IT Assets sale to a third party on the same Closing Date in order to ensure that all proceeds from the sale of assets of the Business collectively pay off the debts, liabilities or obligations of the Company.

Based on foregoing Recitals, and in consideration of the premises and of the mutual covenants, representations and warranties contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE WEB ASSETS

SECTION 1.1. The Closing. The sale and transfer of the Assets (as defined herein) and the consummation of all of the other transactions contemplated by this Agreement (the “Closing” or the “Closing Date”) shall occur at the offices of Ruskin Moscou Faltischek, P.C., Uniondale, New York, at such time and on such date as the parties may jointly agree, as the same may be extended by the Purchaser and subject to Section 9.7 hereof, provided the terms and conditions of this Agreement are satisfied (the applicable date of the Closing being referred to as the “Closing Date”). At the Closing, the Seller and the Purchaser shall exchange certificates, instruments and other documents required to be delivered under Article VI hereof.

SECTION 1.2. Purchase and Sale of the Assets. At the Closing, the Seller shall sell, assign and transfer to the Purchaser, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the “Encumbrances”), all of its property, rights, privileges and interests, whether tangible or intangible, real, personal or mixed, that are held or leased or used in connection with the Assets listed on Schedule 1.2 of the Disclosure Schedules, other than the Excluded Assets as defined in Section 1.3 below (collectively, the “Web Assets”). The Web Assets shall include, but not be limited to, all of Seller's rights in, but only with regard to the Web Assets: (a) tangible personal property, including, without limitation, work in process, inventory, furniture and equipment; (b) contracts and personal property leases expressly assumed by the Purchaser; (c) licenses and permits, which may require consent to assignment; (d) patents, trademarks, copyrights and all other intellectual property, if any, which may require consent to assignment; (e) know how and trade secrets; (f) accounts receivable; (g) customer lists and account information; (h) goodwill; and (i) copies of all files, books and records. For purposes of this Agreement, “Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Purchaser concurrently with the execution and delivery of this Agreement.

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SECTION 1.3. Excluded Assets. The following assets of the Seller are expressly excluded from the Assets and shall not be sold, assigned, transferred or delivered to the Purchaser hereunder (collectively, the “Excluded Assets”): (a) the corporate minute books and stock record books of the Seller (copies of which, however, will be delivered to Purchaser); (b) all of Seller’s interest in Seller’s IT Assets (“Seller’s IT Assets”), whether tangible or intangible, associated with Seller’s IT Assets, including, without limitation, the following: customer lists and related data for both active and inactive clients and prospective clients relating solely to Seller’s IT Assets; all digital files associated with Seller’s IT Assets; ConnectWise software, license agreements, and all related intellectual property; Kaseya software, license agreements and all related intellectual property; “TechXpress” name, logo, trademarks, trade names, service marks, copyrights, marketing collateral including signage; TechXpress domain names, including techxpress.net and all other aliases or alternatives; website content, including all social media accounts relating solely to Seller’s IT Assets; telephone system; telephone numbers; facsimile numbers; email addresses; eight (8) desks with cabinetry and office supplies contained therein; eight (8) complete computer workstations, including associated peripheral equipment and miscellaneous spare parts as specified in Schedule 1.3, attached hereto and incorporated herein by reference; six (6) laptop computers, including associated peripheral equipment as specified in Schedule 1.3; servers and networking equipment specified in Schedule 1.3; and all spare parts, tools, and any equipment originally purchased for the IT Services department to conduct IT Service on behalf of TechXpress; and (c) any rights the Seller may have to enforce the obligations of the Purchaser pursuant to this Agreement and any and all agreements, certificates, instruments and other documents related to this Agreement (collectively, the “Related Documents”).

SECTION 1.4. Excluded Liabilities. Except for post-Closing adjustment for accounts paid by Seller prior to Closing, which payments benefit Purchaser post-Closing as prepaid expense, which amounts shall be reconciled within 60 days of Closing, the Purchaser shall not assume or be deemed to have assumed any debts, liabilities or obligations of any kind, character or nature, whether known or unknown, fixed, contingent, absolute or otherwise, arising or made prior to, on or after the Closing Date, of the Seller and its affiliates, or relating to or arising from the Web Assets, Seller’s IT Assets or any other assets of the Business (each an “Excluded Liability” and collectively, the “Excluded Liabilities”). Except as set forth in the Disclosure Schedules immediately prior to, and in conjunction with, the Closing, the Seller covenants and agree to timely and fully discharge and satisfy all Excluded Liabilities so that the same are not asserted against the Web Assets, the Purchaser or the Parent.

SECTION 1.5. Employees. Seller shall terminate all employees at Closing, including payment of all outstanding wages, accrued vacation and other benefits due through the Closing Date. Either Purchaser or Parent shall have the right, but not the obligation, to rehire those Seller employees related to the Web Assets, who consent to rehire, as named on the Disclosures Schedules at Schedule 3.12(c). Purchaser agrees to pay to Seller within sixty (60) days after Closing the pro rata share (based the actual Closing date) of all payments made for health insurance covering those employees hired by Purchaser to ensure continued coverage immediately post-Closing until such employees are covered or otherwise eligible for Purchaser’s health coverage.

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ARTICLE II.

CONSIDERATION FOR TRANSFER

SECTION 2.1. Purchase Price. The purchase price (the “Purchase Price”) shall consist of:

(a) The payment by Purchaser and/or Parent of those certain Seller liabilities as set forth on Schedule 2.1(a) (the “Seller Liabilities”) in an amount not to exceed $460,400 in the aggregate (the “Seller Liabilities Cap”). If Seller Liabilities equal less than the Seller Liabilities Cap, the remainder, if any, shall be remitted to Sarlitt. If the Seller Liabilities are greater than the Seller Liabilities Cap, such Seller Liabilities shall be paid from the sale of the IT Assets to the buyer of the IT Assets or otherwise expressly assumed by Seller and Sarlitt.

(b) Such number of shares of Parent’s common stock (the “Stock Consideration”), par value $.001 per share (the “SSPC Common Stock”) in an amount equal to $741,814 in the aggregate at a price per share equal to the Value Weighted Average Price of the Parent’s common stock listed on the OTCQB market place for the ten (10) Business Days prior to the Closing, shall be issued to certain Note Holders of the Seller, listed in Schedule 2.1(b) (the “Note Holders”) attached hereto, subject to such Note Holders executing a Purchase and Release Agreement substantially in the form attached hereto as Exhibit A and the Lock Up and Leak Out Agreement substantially in the form annexed hereto as Exhibit A-1 (the “Lock Up and Leak Out Agreement”). Purchaser acknowledges that the Note Holders consist of individuals that loaned funds to the Company for working capital, the amount of which has been subject to amendment and compromise. Such Note Holders have agreed to accept a portion of the Purchase Price payment to resolve any and all claims related to the amounts owed under their respective notes issued to the Seller, as amended. The Stock Consideration shall be issued to each Note Holder based on the amount outstanding principal balance of each note, relative to the total amount of consideration $741,814 to be paid on behalf of all of them. Stock Consideration shall consist of a number of authorized but unissued shares of SSPC Common Stock to be issued at the Closing and shall be subject to the Lock Up and Leak Out Agreement. The certificate for the Stock Consideration shall bear a legend under the Securities Act of 1933, as amended (the “Securities Act”) relating to the status of the Stock Consideration as restricted securities and will also bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

SECTION 2.2. Payment of the Purchase Price. At the Closing, the Purchaser shall pay the Stock Consideration by delivery to the Seller of one or more certificates representing the same and shall coordinate the payment of the Seller Liabilities.

SECTION 2.3. Allocation of Purchase Price. The Purchase Price has been allocated among the Assets consistent with the requirements of Section 1060 and the regulations promulgated thereunder as set forth in Schedule 2.3, attached hereto. The parties agree to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs. Purchase acknowledges that the sale of tangible Web Assets, is subject to sales tax under California law. Purchase shall be responsible for payment of such taxes as reported by Seller at Closing.

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SECTION 2.4. Third Party Consents. To the extent that Seller's rights under any contract or permit constituting a portion of the Asset, or any other Asset, may not be assigned to Purchaser without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Notwithstanding any provision in this Section 2.4 to the contrary, Purchaser shall not be deemed to have waived its rights under Section 7.2(f) hereof unless and until Purchaser either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

SECTION 2.5. Pre-Paid Expense Reconciliation. To the extent Seller has prepaid certain expenses and other accounts payable relating to the Web Assets between September 1, 2014 and the Closing, the Seller and Purchaser shall each be responsible for the payment of their respective pro rata share of such prepaid expenses and accounts payable for such period. At Closing, Seller and Purchaser shall determine their respective pro rata portions of the prepaid expenses including, without limitation, wage and payroll/insurance expenses and all other Accounts Payable paid by Seller between September 1, 2014, and the Closing relating to the Web Assets, and Purchaser shall thereupon reimburse Seller for its pro rata share of such prepaid expenses and Accounts Payable as a credit to Seller at Closing.

SECTION 2.6. Accounts Receivable. Seller shall retain all accounts receivable relating to the Web Assets, including prepaid accounts receivable, received by Seller prior to the Closing. Notwithstanding the foregoing, Seller shall retain only the pro rata portion of all Web Asset related prepaid accounts receivable that Seller receives for work done, in process or billed as of September 1, 2014, for the period between September 1, 2014 and the Closing, the balance of which shall be credited to Purchaser at Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF

THE SELLER AND SARLITT

For purposes hereof, “Seller's knowledge” or “the best of the Seller's knowledge” shall mean the knowledge of the Seller and any manager, officer and/or employee of the Seller, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individuals in a manner that is customary in the industry including the Business. The Seller and Sarlitt hereby jointly and severally represent and warrant to the Purchaser and the Parent, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date), and as of the moment immediately prior to Closing, as follows:

SECTION 3.1. Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California, with all requisite power and authority to own the Assets, lease its properties, and to conduct the Business as it is presently conducted. The Seller is qualified to do business and is in good standing in the state of California, which is the only jurisdiction in which it owns assets, leases property or conducts the Business. The Seller has delivered to the Purchaser true and complete copies of the Seller Articles of Incorporation and bylaws, and all amendments thereto.

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SECTION 3.2. Authorization. The Seller has full power and authority to perform the transactions contemplated by this Agreement. The Seller's execution and delivery of this Agreement and the Related Documents and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Seller's officers and directors. This Agreement and the Related Documents have been duly and validly executed and delivered by the Seller and constitute legal, valid and binding obligations of the Seller, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 3.3. No Violation. Neither the execution nor delivery of this Agreement or the Related Documents by the Seller and the performance of the Seller's obligations hereunder and thereunder, nor the purchase and sale of the Web Assets, will: (a) violate or result in any breach of any provision of the Seller's Articles of Incorporation or bylaws; (b) except as set forth on Schedule 3.3 of the Disclosure Schedule violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of any Seller or otherwise) any obligation under, or result in the loss of any benefit under, any agreement to which the Seller is a party, or give rise to the creation of any Encumbrance upon any of the Web Assets; or (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority (“Governmental Authority”) applicable to the Seller, Sarlitt or any of the Web Assets.

SECTION 3.4. Ownership. Bryan Sarlitt, with the address listed in Section 9.4, entitled Notice, below, is the sole shareholder of Seller. No other person or entity has any equity or other interest except as a creditor in the Company.

SECTION 3.5. Consents and Approvals. No filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for the Seller to execute and deliver this Agreement and the Related Documents, including all contract and lease assignments or to enable the Purchaser after the Closing to continue to conduct the Business as presently conducted.

SECTION 3.6. Financial Statements. The Seller has delivered to the Purchaser the unaudited financial statements of the Seller for the fiscal years ended December 31, 2013 and December 31, 2012 and unaudited and reviewed financial statements for the periods ended March 31, 2014 and June 30, 2014 (the “Financial Statements”). The Financial Statements are accurate in all material respects and have been prepared from the books and records of the Seller and in accordance with income tax basis of accounting and fairly present the financial condition of the Seller as of the date thereof and the results of the operations of the Business for the period indicated. A copy of the Financial Statements is attached hereto as Schedule 3.6 of the Disclosure Schedule. The Seller shall provide any and all information required in order to assist the Parent in filing a Current Report on Form 8-K which shall include Seller’s, audited financial statements per Section 6.14, below, to be audited by Purchaser at its expense after Closing.

SECTION 3.7. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7 of the Disclosure Schedule, on December 31, 2013, the Seller had no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due) nor loss contingency, except as reflected on the Financial Statements, which would be required to be included therein in accordance with cash based accounting, and the Seller and Sarlitt have no knowledge of any valid basis for the assertion of any such liability or loss contingency.

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SECTION 3.8. Absence of Certain Changes. Except as disclosed in Schedule 3.8 of the Disclosure Schedule, since June 30, 2014, the Seller has conducted the Business and utilized the Web Assets in the usual ordinary course, and, without limiting the generality of the foregoing, since such date, there has not been: (a) a Material Adverse Effect (as hereinafter defined); (b) any capital expenditure or commitment thereof in excess of $25,000 individually or $50,000 in the aggregate, or the making or any loans or advances; (c) any sale, lease, license, Encumbrance or other transfer or disposition of any assets or properties of the Seller, except in the ordinary course of the Business; (d) any forgiveness or cancellation of any debts or claims; (e) any entry into or commitment to enter into any material contract by the Seller or any change or amendment to any material contract, or any entry into any or commitment to enter into any contract with an affiliate of the Seller; (f) any damage, destruction or loss to the properties or assets owned, leased or used by the Seller, whether or not covered by insurance, which adversely affected the operations of the Business; (g) any change by the Seller in its financial or tax accounting principles or methods, or any failure to maintain the books, accounts and records of the Seller in the usual, regular and ordinary manner on a basis consistent with prior practice and in accordance with income tax basis of accounting.; (h) any acquisition (by merger, consolidation or acquisition of stock or assets) by the Seller of any business entity or division or significant assets thereof; (i) any change made or authorized in the Seller's certificate of incorporation or by-laws; or (j) any failure by the Seller to use its customary best efforts to preserve the Seller's goodwill with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices. For purposes of this Agreement, a “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Web Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

SECTION 3.9. Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedule, there is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation, as it relates to the Web Assets, pending or threatened against the Seller or any of its properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, the Seller (any of the foregoing being herein referred to as “Existing Litigation”), nor to the Seller’s knowledge, does any fact or condition exist which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation. There is no action, suit, proceeding or investigation by any Seller pending or that the Seller intends to initiate or is considering initiating.

SECTION 3.10. Title to Web Assets. Except as set forth in Schedule 3.10 of the Disclosure Schedule, the Seller has good and marketable title to the Web Assets, free and clear of any and all liens and Encumbrances (except for those properties or assets disposed of in the ordinary course of business).

SECTION 3.11. Contracts. Schedule 3.11 of the Disclosure Schedule sets forth a complete and accurate list of all of the contracts, agreements and arrangements, whether written or oral, formal or informal, which relate to the Web Assets (the “Material Contracts”). Other than as set forth in Schedule 3.11 of Disclosure Schedule, the Seller is not in default with respect to any obligation to be performed under any Material Contract, and to the knowledge of the Seller, each other party to a Material Contract is not in default with respect to any obligation to be performed. Except as set forth in Schedule 3.11 of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any Material Contract as a result of or in connection with the execution, delivery or performance of this Agreement and/or the Related Agreements or the consummation of the transactions contemplated herein. The contracts to be assumed by the Purchaser include the contracts marked with an asterisk on Schedule 3.11.

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SECTION 3.12. Employee Benefit Plans; Labor Relations; Employees.

(a) Schedule 3.12(a) of the Disclosure Schedule contains a complete and accurate list of each employee benefit plan, program, agreement or arrangement, whether written or oral, covering employees, former employees or managers of the Seller, or providing benefits to such persons in respect of services provided to the Seller (collectively, the “Benefit Plans”). Schedule 3.12(a) of the Disclosure Schedule indicates which of the Benefit Plans is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and which of the Benefit Plans is subject to Section 302 or Title IV of ERISA. With respect to each Benefit Plan, the Seller heretofore delivered to the Purchaser a accurate and complete copy of such Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, an accurate and detailed written description thereof), and, if applicable, (i) any related trust or other funding documents, and (ii) any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.

(b) Seller is not a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Seller or Sarlitt, there is no activity or proceeding of any labor organization or employee group to organize any such employees.

(c) Schedule 3.12(c) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

SECTION 3.13. Taxes.

(a) Except as set forth in Schedule 3.13 of the Disclosure Schedule or attachment thereto: (i) , the Seller has timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the “Tax Returns”) for Taxes (as hereinafter defined) required to be filed by it; (ii) , the Seller has made available to the Purchaser complete and accurate copies of such Tax Returns for the past three (3) years; (iii) , the Seller has paid or caused to be paid all Taxes (including any additions or penalties if any) if any required to be paid by the Seller in respect of the periods for which its Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods up to and including the Closing Date; (iv) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes (as hereinafter defined) of Seller; (v) all deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid; (vi) Seller is not a party to any action by any taxing authority and there are no pending or threatened actions by any taxing authority; and (vii) there are no Encumbrances for Taxes upon any of the Web Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Web Assets. The Tax Returns are complete and accurate in all respects, and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations.

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(b) The term “Tax” or “Taxes” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority on any Seller (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

SECTION 3.14. Environmental Matters. Except as disclosed in Schedule 3.14 of the Disclosure Schedule, (i) the Seller is in full compliance with all Environmental Laws, (ii) the Seller does not have knowledge of any notice of any suit, litigation, arbitration, hearing, investigation, dispute or other action (whether civil, criminal, administrative or investigative) brought by or before any court, Governmental Authority or arbitration. “Environmental Laws” means all applicable federal, state, or local laws, regulations, ordinances, decrees, rules, judgments, orders or directives now or hereinafter in effect relating to the protection of human health, safety or the environment, or otherwise relating to hazardous substances generation, production, use, storage, treatment, transportation or disposal.

SECTION 3.15. Compliance with Applicable Laws; Permits and Licenses. Schedule 3.15 of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business. Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Seller properly holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business, and the Business is not being and, during the relevant statute of limitations period, has not been conducted in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval (“Law”) applicable to it. Except as set forth in Schedule 3.15 of the Disclosure Schedule, the Seller has not received any notification of any failure by the Seller to comply with any Law applicable to it.

SECTION 3.16. Brokers' Fees and Commissions. Neither the Seller nor any of its managers, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 3.17. Proprietary Rights.

(a) Set forth in Schedule 3.17(a) of the Disclosure Schedule is a complete and accurate list of all patents, registered copyrights, trademarks, trade names, trade secrets and all other intellectual property in which the Seller has proprietary rights and which relates to the Web Assets (hereinafter referred to as the “Proprietary Rights”) and all licenses, sublicenses or other agreements with respect thereto. The Seller owns all of the Proprietary Rights and to the best of Seller’s knowledge, the use of such Proprietary Rights does not infringe upon the rights of any other person or entity. The Seller has not received any notice of a claim of such infringement nor was any such claims the subject of any action, suit or proceeding involving the Seller. The Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

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(b) Schedule 3.17(b) of the Disclosure Schedule identifies (i) all of the software and computer databases (collectively, the “DataBases”) that are used in the conduct of the Web Assets, (ii) states whether such DataBases are owned or licensed by the Seller and, (iii) if licensed, the name of such licensor. Except as set forth on Schedule 3.17(b) of the Disclosure Schedule, the Seller has all legal right to use the DataBases as they are currently being used, and the Purchaser will continue to have the legal right to use the DataBases in this manner following the consummation of the transactions contemplated herein. The use of the DataBases does not infringe upon the rights of any other person or entity, nor has any Seller received any notice of a claim of such infringement. Except as listed on Schedule 3.17(b) of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the DataBases by the Seller.

SECTION 3.18. Accounts Receivable. The Accounts Receivable reflected on the Schedule 3.18 and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) except as noted, constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

SECTION 3.19. Insurance. Schedule 3.19 of the Disclosure Schedule sets forth a complete and accurate list (including the name of the insurer, name, address and telephone number of the insurance broker or agent, type of coverage, premium, policy number, limits of liability for personal injury and property damage and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds, other than bonds for excise taxes and custom duties (collectively the “Insurance Policies”) maintained by the Seller or for which the Seller is a named insured. All of the Insurance Policies have been issued under valid policies or binders for the benefit of the Seller, and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises with operations similar to those of the Seller. Except as provided in Schedule 3.19, all of the Insurance Policies are currently valid, issued, outstanding and enforceable, and each of the Insurance Policies shall remain in full force and effect at least through the respective expiration dates as set forth on Schedule 3.19. There are no pending or asserted claims against any Insurance Policy as to which any insurer has denied liability, and there are no claims under any Insurance Policy that have been disallowed or improperly filed.

SECTION 3.20. Real Estate. Schedule 3.20 of the Disclosure Schedule sets forth a complete and accurate list of all real property leased or subleased by or on behalf of each Seller (the “Real Estate Leases”), if any. Other than as set forth on Schedule 3.20 of the Disclosure Schedule, the Seller has delivered to the Purchaser accurate, correct, and complete copies of the Real Estate Leases, as amended, which leases are not being transferred with the Web Assets. Seller has paid the Lease payments through August of 2014, but intends to abandon the Lease at Closing if the lessor thereunder will not agree to terminate same. Seller has claims against lessor under the lease, which it will retain, and all of lessor’s claims against Seller related to abandonment or termination of the lease shall be subject to Seller’s indemnity obligations as set forth Article VIII, below.

SECTION 3.21. Regulatory Reports. The Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, and has paid all fees or assessments due and payable in connection therewith.

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SECTION 3.22. Customers of the Seller. Schedule 3.22 of the Disclosure Schedules sets forth with respect to the Web Assets (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $10,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services related to the Web Assets or to otherwise terminate or materially reduce its relationship related to the Web Assets.

SECTION 3.23. Untrue or Misleading Statements. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

SECTION 3.24. Condition and Sufficiency of Web Assets. The tangible and intangible property included in the Web Assets is in good operating condition, repair, and are adequate for their current uses. The Web Assets are sufficient for the continued conduct of the Business as it related to such Web Assets after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as it relates to the Web Assets as currently conducted.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

SECTION 4.1. Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of California, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted.

SECTION 4.2. Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the Related Documents by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement and the Related Documents have been duly and validly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement and the Related Documents by the Purchaser, nor the performance by the Purchaser of its obligations hereunder, will: (a) violate or result in any breach of any provision of the Purchaser's Articles of Incorporation or bylaws; or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Purchaser.

SECTION 4.4. Consents and Approvals. Except as listed on Schedule 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Seller is necessary for the Purchaser's consummation of the transactions contemplated herein.

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SECTION 4.5. Brokers' Fees and Commissions. Neither the Purchaser nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 4.6. Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT

SECTION 5.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to lease its properties and to conduct its business as it is presently conducted. The Parent is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business. The Parent has delivered to the Seller true and complete copies of the Parent's Articles of Incorporation and bylaws, and all amendments thereto.

SECTION 5.2. Authorization. The Parent has full power and authority to perform the transactions contemplated by this Agreement. The Parent's execution and delivery of this Agreement and the Related Documents and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Parent's board of directors. This Agreement and the Related Documents have been duly and validly executed and delivered by the Parent and constitute legal, valid and binding obligations of the Parent, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 5.3. Valid Issuance. The Stock Consideration to be issued to the Note Holder at the Closing pursuant to Section 2.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.

SECTION 5.4. Consents and Approvals. No filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other person is necessary for the Parent to execute and deliver this Agreement and the Related Documents.

SECTION 5.5. Brokers' Fees and Commissions. Neither the Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

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ARTICLE VI

COVENANTS

SECTION 6.1. Conduct of the Business Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing Date, the Seller agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, the Seller shall carry on the Business and use the Web Assets in the usual, regular and ordinary course in substantially the same manner as heretofore conducted in all material respects. The Seller agrees to promptly notify the Purchaser within two (2) business days of any event or series of events which has resulted in any of the representations and warranties as to the Seller being misleading in any material respect (receipt of such notice will not be a waiver with respect to the same). Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, the Seller will not, without the prior written consent of the Purchaser, take any action that would constitute a change which violates the terms of Section 3.8 hereof.

SECTION 6.2. Access to Information. During the period from the date of this Agreement and continuing until the Closing, at all reasonable times without causing unreasonable disruption to the Web Assets or related business, the Seller shall give the Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of the Seller (including, without limitation, Tax Returns and accounting work papers) and will permit the Purchaser to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Purchaser may reasonably require and will fully cooperate in such interviews and inspections and will cause the Seller's officers to furnish to the Purchaser such financial and operating data and other information with respect to the Web Assets and related business as the Purchaser may from time to time reasonably request.

SECTION 6.3. Maintenance of Employee and Customer Relations. During the period from the date of this Agreement and continuing until the Closing, the Seller shall use its best commercial efforts to retain the services and goodwill of the employees of the Business and the Assets and to maintain the goodwill of its customers, and shall not take, nor permit any manager, officer, employee, agent or independent contractor of the Seller to take, any action (i) with respect to any employee, which action is intended to solicit, entice, persuade or induce such employee to terminate his or her employment with the Seller which action is in contravention of the foregoing requirements, and (ii) with respect to its customers, which action is intended to cause its customers, to terminate or substantially diminish their business dealings with the Seller which action is in contravention of the foregoing requirements.

SECTION 6.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VI hereof. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Purchaser and the Seller shall take all such necessary action.

SECTION 6.5. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein.

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SECTION 6.6. Public Announcements. The Purchaser and the Seller will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws.

SECTION 6.7. Confidentiality. The Seller shall not use, publish, or disclose to any other person any confidential or proprietary information comprising part of the Web Assets or relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Seller under, or defend against a claim asserted under, this or any other agreement with the Purchaser, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Seller, or as otherwise required by law, (c) that becomes generally known other than through a breach of this Agreement by the Seller, or (d) that is necessary or appropriate in the ordinary course of the Seller's business. The Seller, acknowledges that the Purchaser does not have an adequate remedy at law for the breach of this Section 6.7 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

SECTION 6.8. Disclosure Supplements. Prior to the Closing, each party to this Agreement will promptly supplement or amend the Disclosure Schedule with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller and Sarlitt contained in Article III hereof and for purposes of determining satisfaction of the conditions set forth in Section 7.2 hereof, the Disclosure Schedule delivered by the Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

SECTION 6.9. Restrictions on Transfer. The Seller agrees that prior to a termination under this Agreement pursuant to Section 9.7 and Section 9.8 hereof, it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the Web Assets and the Seller further agrees not to enter into any agreement relating to these matters or to conduct any discussions related to any of these matters.

SECTION 6.10. No Solicitation of Transaction. The Seller shall not, and shall use its best efforts to cause its representatives not to, directly or indirectly, take any of the following actions with any person other than the Purchaser without the prior written consent of the Purchaser: (A) solicit, initiate, facilitate or encourage, or furnish information with respect to the Seller, in connection with, any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Seller or the acquisition of all or a substantial portion of the assets of, or any securities of, the Seller, except as relates to the Seller’s IT Assets (an “Alternative Transaction”); (B) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction; or (C) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Seller to abandon, terminate or refrain from consummating a transaction with the Purchaser.

SECTION 6.11. No Trading. The Seller and its shareholder, Bryan Sarlitt, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with them, has engaged in any transactions in the securities of the Parent (including, without limitation, any short sales involving any of the SSPC’s securities) since the time that the Seller was first contacted by the Parent, any of Parent’s representatives or any other person regarding Parent’s acquisition of the Assets.

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SECTION 6.12. Non-Competition; Non-solicitation.

(a) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), neither Seller nor Bryan Sarlitt (except for work provided to Purchaser post-Closing, if any, or in association with consulting services to buyer of the Seller’s IT Assets, if any) shall directly or indirectly, (i) engage in or assist others in engaging in a business that competes with the Web Assets being acquired by the Purchaser (the “Restricted Business”) within the State of California (the “Territory”); (ii) have an interest in any entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business, as it relates to use of the Web Assets (including any existing or former client or customer of Seller and any person that becomes a client or customer involved in the Web Assets of the Business after the Closing), or any other person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may work for Purchaser, its Parent or the purchaser of the Seller’s IT Assets or may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.

(b) Seller acknowledges that a breach or threatened breach of this Section 6.12 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Seller acknowledges that the restrictions contained in this Section 6.12 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.12 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 6.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

SECTION 6.13. Bulk Sale Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Web Assets to the Purchaser; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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SECTION 6.14. Financial Statements. Seller and Sarlitt shall assist Parent in the preparation of audited financial statements by PCAOB approved auditors relating to the Assets, at Purchaser’s sole expense, with such audited being completed no later than seventy-five (75) days after the Closing.

SECTION 6.16. Pay Off of Seller Liabilities. Seller and Sarlitt shall use the proceeds from the sale of the Web Assets to pay off the Seller liabilities as set forth on Schedule 6.16.

ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1. Conditions to Each Party's Obligations under this Agreement. Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the Parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, if any, in form and substance satisfactory to the other Party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

SECTION 7.2. Conditions to the Obligations of the Purchaser. The Purchaser's obligations under this Agreement shall be further subject to the satisfaction or to the waiver by the Purchaser of the following conditions precedent:

(a) Performance of Obligations of Seller. Each of the Seller's pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Seller contained in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Purchaser shall have received a certificate to that effect signed by an officer of the Seller and/or Sarlitt, in a form reasonably satisfactory to the Purchaser.

(b) Secretary's Certificate. The Purchaser shall have received from the Secretary of the Seller, in a form reasonably satisfactory to the Purchaser, a certificate enclosing the filed Article of Incorporation Seller, resolution authorizing all of the transactions contemplated herein, and a good standing certificate of the Seller dated as of a date reasonably close to the Closing Date.

(c) Shareholder's Certificate. The Purchaser shall have received a certificate from Bryan A. Sarlitt, the principal shareholder of the Seller, in a form reasonably satisfactory to the Purchaser, that the representations and warranties of the Seller set forth in Article III hereof are true and accurate as of the execution hereof and as of the Closing Date.

(d) Financial Statements. The Seller shall have delivered to the Purchaser the audited financial statements of the Seller as of December 31, 2013 and as of December 31, 2012 and unaudited and reviewed financial statements for the periods ended March 31, 2014 and June 30, 2014.

(e) Contract Consents. Except as set forth in Section 2.4, any and all requisite consents, waivers or authorizations from third parties required for the assumption by the Purchaser of the assumed contracts shall have been obtained without any adverse effect on the terms of such contracts.

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(f) Bill of Sale. The Purchaser shall have received a Bill of Sale selling and transferring to Purchaser the Business and all of the Assets, executed by each Seller and in the form and substance reasonable acceptable to the Parties and all other transfer documents reasonably requested by it.

(g) Legal Opinion. The Purchaser shall have received an opinion of Duggan Smith & Heath LLP substantially in the form and substance reasonable acceptable to the Purchaser.

(h) Seller Liabilities. All of the Seller Liabilities and Encumbrances shall have been terminated through payment in cash or other property, or otherwise, and the Seller shall have no liability for the same including principal, interest, fees and other changes of any description whatsoever.

(i) Due Diligence. Purchaser and Parent shall have completed its due diligence of the operation of the Assets and Business of the Seller, the results of which shall have been deemed satisfactory in the sole discretion of Purchaser and Parent, their agents, employees and representatives.

(j) Note & Personal Guaranty. The Parent and Snyder Computer Service, Inc. shall have duly executed a secured promissory note in substantially the form annexed hereto as Exhibit B (the “Promissory Note”), which shall facilitate the purchase by Snyder Computer Service, Inc. of the Seller’s IT Assets. Tim Snyder shall have executed the Personal Guaranty in substantially the form annexed hereto as Exhibit C, which shall serve as a guaranty of the payment of the Promissory Note.

(k) IT Asset Purchase Agreement. The Seller and Tim Snyder shall have duly executed the Asset Purchase Agreement substantially in the form annexed hereto as Exhibit D (the “IT Asset Purchase Agreement”) simultaneously with the Closing relating to Tim Snyder’s purchase of Seller’s IT Assets.

(l) Purchase and Waiver Agreement & Lock Up and Leak Out Agreement. The Company and each Note Holder of Seller shall have duly executed the Purchase and Wavier Agreement/Lock Up and Leak Out Agreement substantially in the form annexed hereto as Exhibit A and Exhibit A-1 relating to the disposition of the Stock Consideration.

(m) Other Documents. The Purchaser shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

SECTION 7.3. Conditions to the Obligations of the Seller. The Seller's obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Seller of the following conditions precedent:

(a) Closing Payment. The Seller shall have received the Stock Consideration and the Purchaser and Parent shall have satisfied the Seller Liabilities.

(b) Performance of Obligations of Purchaser. Each of the pre-Closing obligations of the Purchaser shall have been duly performed, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date), and the Seller shall have received a certificate to that effect signed by an officer of the Purchaser substantially in a form reasonably acceptable to the Seller.

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(c) Other Documents. The Seller shall have received from the Purchaser any such other documents or other materials as the Seller may reasonably request to consummate the transactions contemplated herein.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

SECTION 8.1. Survival. All representations, warranties, covenants and agreements contained in this Agreement and the Related Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of three (3) years following the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 3.12 (Employee Benefit Plans; Labor Relations), Section 3.13 (Taxes) and Section 3.14 (Environmental Matters) and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing, shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article VII shall survive with respect to any Existing Litigation and as to any claims made within the applicable survival period until finally resolved. The representations, warranties, covenants, and agreements contained in this Agreement or in any certificate, schedule, document, or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

SECTION 8.2. Indemnification of the Purchaser. From and after the Closing, the Seller and Sarlitt, jointly and severally agree to indemnify, defend and hold harmless the Purchaser and the Parent and their respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a “Purchaser Indemnified Party”) from and against, and to promptly pay to or reimburse a Purchaser Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the “Losses”) sustained by such Purchaser Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller; (b) the operations and business of the Seller through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities; (c) any prepaid expenses or accounts payable as set forth in Section 2.5 hereof; and (d) the Excluded Liabilities.

SECTION 8.3. Indemnification of the Seller. From and after the Closing, the Purchaser agrees to indemnify, defend and hold harmless the Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a “Seller Indemnified Party”) from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Purchaser contained herein or in any of the Related Documents; (b) the operation of the Business solely by the Purchaser after the Closing; and (c) the Assumed Liabilities.

SECTION 8.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a) Notice. With respect to any matter for which indemnification is claimed pursuant to Section 8.2, the Purchaser Indemnified Party will notify the Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 8.3, the Seller Indemnified Party will notify the Purchaser in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying part of its obligations pursuant to this Section 8 to the extent, if at all, that such party is prejudiced by reason of such failure or delay.

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(b) Defense of Claim. Promptly after receipt of any notice pursuant to Section 8.4, the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at its own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expenses (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses. The indemnifying party shall include the indemnified party in any settlement discussions.

(c) Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefore, and record the entire cost therefore from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

ARTICLE IX

GENERAL PROVISION

SECTION 9.1. Amendment and Modification; Waiver of Compliance. Neither the Purchaser, on the one hand, nor the Seller and Sarlitt, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby. No single or partial exercise by the Purchaser or the Seller of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

SECTION 9.2. Validity. If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

SECTION 9.3. Parties in Interest. This Agreement shall not confer upon any other person any rights or remedies of any nature whatsoever.

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SECTION 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile (in each case with receipt verified) as follows:

If to the Purchaser:	With a copy to:
SpendSmart Networks, Inc. 805 Aerovista Place, Suite 205 San Luis Obispo, CA 93401	Seth I. Rubin, Esq. Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, NY 11556
If to the Seller or Bryan Sarlitt, to:	With a copy to:
Bryan Sarlitt 3200 Rockview Pl. San Luis Obispo, CA 93401	Linda Somers Smith, Esq. Duggan Smith & Heath LLP 560 Higuera Street, Suite B San Luis Obispo, CA 93401

provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 9.4.

SECTION 9.5. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law principles thereof. In the event of a dispute hereunder, there shall be exclusive jurisdiction in the Federal and State courts with jurisdiction over San Luis Obispo County, California. The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.

SECTION 9.6. Entire Agreement. This Agreement, including the Disclosure Schedule, and the Related Documents embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

SECTION 9.7. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i) by mutual written consent of the Purchaser and the Seller;

(ii) by the Purchaser if any of the representations or warranties of the Seller or Sarlitt contained herein are not in all material respects true, accurate and complete, or if the Seller or Sarlitt breaches any covenant or agreement contained herein in any material respect, and the same is not cured within 10 days after notice thereof;

(iii) by the Seller if any of the representations or warranties of the Purchaser contained herein are not in all material respects true, accurate and complete or if the Purchaser breaches any covenant or agreement contained herein in any material respect; and the same is not cured within 10 days after notice thereof; or

(iv) By Purchaser if (A) the Closing has not occurred by October 1, 2014 and (B) such party has performed all of its obligations hereunder and has satisfied all of the conditions to Closing to be satisfied for the other party to proceed.

Section 9.8. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article IX and Section 6.7 hereof; and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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Section 9.9. Assignment. The Seller may not assign any of its rights under this Agreement without the prior consent of the Purchaser. The Purchaser may assign this Agreement without the prior consent of the Seller. Notwithstanding the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.

Section 9.10. Enforceability. If any provision of this Agreement is found to be unenforceable, the balance of this Agreement shall be deemed enforceable without the provision in questions.

Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.12. Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including, without limitations, all fees and expenses of agents, representatives, counsel, and accountants.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

THE SPENDSMART PAYMENTS COMPANY, a California Corporation

By:	/s/ Bill Hernandez
Name: Bill Hernandez
Title: President

PARENT:

SPENDSMART NETWORKS, INC., a Delaware Corporation

By:	/s/ Alex Minicucci
Name: Alex Minicucci
Title: Chief Executive Officer

SELLER:

TECHXPRESS, INC., a California corporation

By:	/s/ Bryan A. Sarlitt
Name: Bryan A. Sarlitt
Title: Chief Executive Officer

Bryan A. Sarlitt, Individually

By:	/s/ Bryan A. Sarlitt
Name: Bryan A. Sarlitt

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